Exhibit 99.3

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with our audited combined financial statements as of December 31, 2022 and 2021, and for the years ended December 31, 2022, 2021 and 2020, and the notes thereto (the “historical audited combined financial statements”), and our unaudited condensed combined financial statements as of June 30, 2023, and for the six months ended June 30, 2023, and June 30, 2022, and the notes thereto (the “historical unaudited condensed combined financial statements” and, together with the historical audited combined financial statements, the “financial statements”). The purpose of this Management’s Discussion and Analysis of Financial Condition and Results of Operations is to assist readers in understanding the results of the operations, financial condition and cash flows of the Worldpay Business (as defined in the financial statements) (the “Worldpay Business”).

This “Management’s Discussion and Analysis of Financial Condition and Results of Operations” presents the historical combined financial information of the Worldpay Business and covers periods prior to the consummation of the sale of 55% equity interest in the Merchant Solutions business of Fidelity National Information Services, Inc. (“FIS”) to private equity funds managed by GTCR, LLC (“Sponsor”) (the “Transaction”) and certain related transactions contemplated in connection with the Transaction (collectively, the “Transactions”). See “—Separation from FIS” below for additional information. Accordingly, the discussion and analysis of historical periods does not reflect the impact that the Transactions will have on the Worldpay Business.

The financial statements of the Worldpay Business may not necessarily reflect the results of operations, financial position and cash flows of the Worldpay Business for future periods or what they would have been had the Worldpay Business been a separate, stand-alone company during the periods presented.

Unless the context indicates otherwise, references in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations” to the “Company,” “Worldpay,” “Worldpay Business,” “we,” “us” and “our” mean the Worldpay Business (as defined in the financial statements) prior to the completion of the Transactions.

Company Overview

Worldpay is a leading payments technology company. We process over 40 billion transactions annually, supporting more than 200 payment types in over 100 countries and currencies. We are one of the largest merchant acquirers globally by number of transactions, and the largest PIN debit acquirer by number of transactions in the United States.

We are a payments innovator, differentiated by our global reach, innovative technology and tailored solutions. Our strong competitive position and differentiated solutions have enabled us to achieve advantages in fast-growing and strategically important segments of the payments market, including robust capabilities in global e-commerce, U.S. Integrated Payments and Enterprise payments and data security solutions in business-to-business payments.

The majority of our revenue is recurring, generated by services priced as a percentage of transaction value, a specified fee per transaction or a fixed fee, or a combination. We also generate revenue based on products and specific value-added services that may or may not be related to the volume or number of transactions.

While we are a global company and do business around the world, the majority of our revenue is generated by customers in the United States. The majority of our international revenue is generated by customers in the United Kingdom.

Separation from FIS

On July 5, 2023, FIS entered into a purchase and sale agreement (the “Purchase Agreement”) with New Boost Holdco, LLC, a Delaware limited liability company (“New Boost Holdco”), GTCR W Aggregator LP, a Delaware limited partnership (“Sponsor Purchaser”) and affiliate of Sponsor, GTCR W Merger Sub LLC, a Delaware limited liability company and wholly owned subsidiary of Sponsor Purchaser, and GTCR W-2 Merger Sub LLC, a Delaware limited liability company and an affiliate of Sponsor Purchaser, pursuant to which FIS has agreed to transfer the assets and liabilities constituting its Merchant Solutions business to New Boost Holdco and sell 55% of the equity interests in New Boost Holdco to Sponsor Purchaser for cash consideration based on a $17,500 million enterprise valuation of the Merchant Solutions business, with up to $1,000 million of additional consideration contingent on the returns realized by Sponsor Purchaser exceeding certain thresholds. Subject to the terms and conditions of the Purchase Agreement, at the closing of the Transaction, FIS will receive cash consideration comprised of debt-financed distribution proceeds of approximately $8,400 million and equity-financed consideration of $5,005 million, subject to adjustments for closing levels of the Merchant Solutions business’ debt, working capital relative to an agreed target and available cash relative to an agreed minimum.

For purposes of financing the Transaction, Sponsor Purchaser has obtained equity financing and debt financing commitments. Investment vehicles affiliated with Sponsor (the “Investor Group”) have committed to capitalize Sponsor Purchaser at the closing of the Transaction with an aggregate equity financing equal to $5,335 million (inclusive of funding of transaction costs) on the terms and subject to the conditions set forth in an equity commitment letter. In addition, the members of the Investor Group have agreed to guarantee Sponsor Purchaser’s obligation to pay the reverse termination fee, as well as certain related collection costs and interest obligations that may be owed by Sponsor Purchaser pursuant to the Purchase Agreement, subject to the terms and conditions set forth in a limited guaranty and the Purchase Agreement. The lenders have agreed to provide Sponsor Purchaser with debt financing in an aggregate principal amount of up to $9,400 million, which includes $8,400 million of funded debt and a $1,000 million revolving credit facility (which is expected to be undrawn at closing of the Transaction), on the terms set forth in the debt commitment letter. The obligations of the lenders to provide debt financing under the debt commitment letter are subject to certain customary conditions.

Key Trends Affecting Our Results of Operations

Economic conditions and resulting consumer spending trends: Changes in macro-level consumer spending trends, both secular and seasonal, affect the amount of volumes processed on our platform, thus resulting in fluctuations to our revenue streams. We anticipate that the macroeconomic factors that drove 2022 performance to continue into 2023, including a decline in SMB revenue attributable to slower economic growth and competitive pressures, a decline in U.K.-derived enterprise revenue principally reflecting softer economic conditions in the region, and the war in Ukraine.

Inflation, the labor market and impact on wages: The United States and Europe, the two largest geographic areas for our businesses, have been experiencing higher rates of inflation than in recent years. We experienced increased wages and benefits costs, which management believes is in part due to inflation and in part due to competitive job markets for the skilled employees who support our businesses. We experienced increases in non-labor-related costs as well. The magnitude of future effects of inflation are difficult to predict, although they are expected to continue to have an adverse effect on our results of operations. In 2022, the strengthening of the U.S. dollar had a negative impact on our revenue and earnings due to unfavorable foreign currency translations; however, the U.S. dollar has weakened in recent months, tempering the effects.

Customer and product mix: Our revenue and profitability are affected by the mix of customers and products from whom we derive that revenue and profit. For example, our large corporate customers generally purchase more complex and higher-priced products than our SMB customers, though they are also generally able to negotiate lower fees per transaction compared to SMBs. In addition, customers who have been using the Worldpay Business as their primary card acquiring provider for an extended period are particularly profitable, as long-standing customers tend to purchase a wider range of products and services as compared to new customers, and pricing arrangements with these long-standing customers tends to generate higher-tiered prices over time. The Worldpay Business’ revenue and profits are also impacted by the mix of products and services we offer, whereby products that tend to meet more complex needs are also generally more profitable.

Technology investment: The payment processing industry is adopting new technologies, developing new solutions, evolving new business models, and is impacted by new market entrants and an evolving regulatory environment. We believe that these market changes present both an opportunity and a risk for us, and we cannot predict which emerging technologies or solutions will be successful. However, we continue to invest in modernization, innovation and integrated solutions to meet the demands of the markets we serve and compete with financial and other technology providers and emerging technology innovators.

Our embedded finance strategy: We are evolving our SMB go-to-market strategy away from legacy bank channel and ISO (“Independent Sales Organization”) partnerships to an embedded finance strategy that is integrated with software partners and internet platforms, an initiative we refer to as Worldpay for Platforms. Given the size of the SMB addressable market and its importance to us – representing approximately a quarter of our revenue in 2022 – we believe our ability to effectively execute this fundamental change in distribution strategy will impact our ability to drive long term revenue.

Pursuit of strategic acquisitions. We may pursue acquisitions to complement our organic growth strategy. While these acquisitions are intended to add long-term value, in the short term they may add operating expenses or additional carrying costs until the underlying value is unlocked.

Critical Accounting Policies and Estimates

The accounting policies and estimates described below are those we consider critical in preparing our financial statements. These policies require management to make estimates, judgments and assumptions that affect the reported amounts of assets and liabilities and disclosures with respect to contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting periods. Actual amounts could differ from those estimates. See the historical audited combined financial statements for a more detailed description of the significant accounting policies that have been followed in preparing our financial statements.

Purchase Accounting

The purchase price of acquired businesses is allocated to the assets acquired and liabilities assumed in the transaction at their estimated fair values. The estimates used to determine the fair value of long-lived assets, such as intangible assets and software, are complex and require a significant amount of management judgment. Third-party valuation specialists are typically engaged to assist in making fair value determinations. The third-party valuation specialists generally use discounted cash flow models, which require internally developed assumptions, to determine the acquisition fair value of customer relationship intangible assets and developed technology software assets. Assumptions for customer relationship asset valuations typically include forecasted revenue attributable to existing customer contracts and relationships, estimated annual attrition, forecasted earnings before interest, taxes, depreciation and amortization (“EBITDA”) margin, and estimated weighted average cost of capital and discount rates. Assumptions for software asset valuations typically include forecasted revenue attributable to the software assets, obsolescence rates, estimated royalty rates and estimated weighted average cost of capital and discount rates. The forecasted revenue and EBITDA margins used in the discounted cash flow models are critical estimates in determining the fair value of customer relationships and developed technology software assets as these estimates are influenced by many factors including historical financial information and management’s expectation for future operating results as a combined company.

While we use our best estimates and assumptions to determine the fair values of the assets acquired and the liabilities assumed, our estimates are inherently uncertain and subject to refinement. As a result, during the measurement period, which may be up to one year from the acquisition date, we record adjustments to the assets acquired and liabilities assumed. Upon the conclusion of the measurement period, any subsequent adjustments are recorded to our combined statements of loss.

See note 4 to the historical audited combined financial statements for discussion of the Payrix acquisition in 2021. The Payrix acquisition is not sufficiently material to warrant additional disclosure regarding estimation uncertainty.

Goodwill Impairment

As discussed in note 3 of the historical audited combined financial statements, the goodwill was recorded on the basis of FIS’ reporting units prior to the Transactions. The goodwill amounts carry with them the results of FIS’ impairment tests, akin to a reorganization of reporting units of FIS for which U.S. Generally Accepted Accounting Principles (“GAAP”) does not require retrospective testing of goodwill under the reorganized structure.

During the relevant periods, FIS assessed goodwill for impairment on an annual basis during the fourth quarter or more frequently if circumstances indicate potential impairment. Goodwill impairment assessments require a significant amount of management judgment, and a meaningful change in one or more of the underlying forecasts, estimates, or assumptions used in testing goodwill for impairment could result in a material impact on the Worldpay Business’ results of operations and financial position. Pursuant to FIS’ annual goodwill impairment test performed as of October 1, 2022, and supplemented by a further impairment test performed as of December 31, 2022, FIS recorded a total goodwill impairment charge of $17.6 billion in the fourth quarter of 2022 related to its Merchant Solutions reporting unit.

FIS’ annual impairment test may first consider qualitative factors to determine whether it is more likely than not (that is, a likelihood of more than 50 percent) that a reporting unit’s carrying amount exceeds its fair value. Qualitative factors include macroeconomic conditions, industry and market conditions, cost factors, overall financial performance and events affecting the reporting unit or the business as a whole, including a sustained decrease in stock price. If FIS concluded that it was more likely than not that the reporting unit’s fair value was less than its carrying amount as a result of the qualitative assessment, or if FIS elected to bypass the qualitative assessment for a reporting unit, then FIS performed a quantitative assessment for that reporting unit.

When a quantitative assessment was triggered or elected, FIS typically engaged third-party valuation specialists to assist in determining the fair value of a reporting unit based on the weighted average of two valuation techniques: an income approach (also known as the discounted cash flow method) and a market approach. The income approach calculated a value based upon the present value of estimated future cash flows, while the market approach used earnings multiples of similarly situated guideline public companies. The income approach involved the use of significant estimates and assumptions regarding forecasted revenue, growth rates, operating margins, capital expenditures, and other factors used to calculate estimated future cash flows. In addition, risk-adjusted discount rates and future economic and market conditions and other assumptions were applied. The market approach involved the selection of guideline public companies and earnings multiples considering factors such as markets of operation, solutions offered, and risk profiles. The income approach used to assess goodwill for impairment is a critical estimate because the forecasted revenue growth rate and margin assumptions (including long-term growth assumptions) underlying the estimated future cash flows are subject to management’s judgment based upon the best available market information, internal forecasts and operating plans. A deterioration in these assumptions could adversely impact our results. The income approach is also particularly sensitive to the risk-adjusted discount rate selected.

FIS began its 2020 annual assessment of its Merchant Solutions reporting unit with a quantitative assessment due to the economic impact of the COVID-19 pandemic on its Merchant Solutions business and its primary operations being recently acquired as part of FIS’ 2019 acquisition of Worldpay, Inc. As a result of the assessment, the fair value of the reporting unit was estimated to be in excess of its carrying amount by approximately 4%. The fair value was determined with the assistance of third-party valuation specialists, using an equal weighting of the income and market approaches based on an evaluation of the availability and relevance of guideline public companies having similar risks, participating in similar markets, and providing similar solutions for their customers. Under the income approach, FIS estimated the fair value by forecasting future cash flows using internal forecasts, which were developed considering historical operating performance, expected economic conditions and industry and market trends, including the impact of the COVID-19 global pandemic and expected impact of planned business initiatives. At the end of the forecast period, FIS used a 2% long-term growth rate to determine the terminal value based on an evaluation of the minimum expected terminal growth rate of the reporting unit, as well as broader economic considerations such as inflation and foreign exchange rates. In computing the present value of estimated future cash flows, FIS used a risk-adjusted discount rate of 7% based on an assessment of the reporting unit’s weighted average cost of capital and relevant guideline public companies. We believe the discount rate used in the 2020 quantitative test was commensurate with the risks and uncertainties inherent in the reporting unit and in internally developed forecasts, though the rate is subject to change in future periods based on changes in the U.S. Treasury rate, inflation, and other factors. As a result of this quantitative assessment, FIS determined that goodwill was not impaired as of December 31, 2020.

For 2021, FIS began the annual assessment with a qualitative assessment and concluded that it remained more likely than not that the fair value of the reporting unit continued to exceed its carrying amount. In addition to the above-noted factors that are considered when performing a qualitative assessment, FIS considered actual operating results and updated internal forecasts as compared to prior internal forecasts and other assumptions used in the 2020 quantitative annual assessment and estimated that the fair value of the reporting unit more likely than not exceeded its carrying amount by a similar percentage as determined by the prior year’s quantitative assessment. Thus, FIS determined that goodwill was not impaired as of December 31, 2021.

The reporting unit remained at risk for future goodwill impairment as it was reasonably possible that future developments could have a material impact on one or more of the estimates and assumptions used to evaluate goodwill impairment and could result in future goodwill impairment; accordingly, FIS continued to evaluate through the first three quarters of 2022 whether events and circumstances at each interim reporting date indicated a potential goodwill impairment, concluding based on assessments that it remained more likely than not that the fair value of the reporting unit continued to exceed its carrying amount, which carrying amount had declined by approximately $3.7 billion, or 9%, since the 2020 quantitative assessment due to changes in foreign currency and amortization of purchased intangibles.

FIS elected to begin the 2022 annual assessment with a quantitative assessment. FIS began this assessment by considering the projected impact of worsening macroeconomic conditions, including rising interest rates, inflation, and slowing growth in the United States and Europe, as well as a sustained decline in market capitalization and the effects of changing market dynamics. The assessment was based on a 50/50 weighting of the income approach and market approach and incorporated information that was known as of October 1, 2022. This analysis indicated an impairment. As a result of continued deterioration in the macroeconomic outlook, a further decline in market capitalization and slowing growth during the fourth quarter of 2022, FIS reperformed a quantitative goodwill impairment analysis as of December 31, 2022. The updated analysis incorporated updated internal forecasts of future cash flows, which considered fourth quarter operating performance, expected impact of planned business initiatives, revised expectations of economic conditions, as well as updated market capitalization. The assessment was again based upon 50/50 weighting of the income approach and market approach, and the fair values estimated during quantitative assessments during the fourth quarter were determined with the assistance of third-party valuation specialists. As of December 31, 2022, the fair value of the reporting unit was estimated to be less than its carrying value, and FIS recorded a total goodwill impairment charge of $17.6 billion in the fourth quarter of 2022.

In its 2022 valuations, FIS used a 2% long-term growth rate at the end of the forecast period to determine the terminal value and a 9% risk-adjusted discount rate to compute the present value of the estimated future cash flows. We believe the discount rate used was commensurate with the risks and uncertainties inherent in our business and in our internally developed forecasts, though the rate is subject to change in future periods based on changes in the U.S. Treasury rate, inflation, and other factors.

As discussed in Note 4 to the historical unaudited condensed combined financial statements, FIS performed a quantitative goodwill impairment assessment of the Merchant reporting unit as of June 30, 2023, which resulted in a goodwill impairment charge of $6.8 billion. To estimate the fair value of the reporting unit as of June 30, 2023, FIS used a market approach based on the price at which FIS has agreed to sell a majority interest in the Merchant Solutions business. The estimated fair value included estimated selling price adjustments and fair value of contingent consideration based on the terms and conditions of the definitive agreement related to the sale. A 10% increase or decrease in the estimated net purchase price adjustments and fair value of contingent consideration would not have a material impact to the impairment charge.

Results of Operations

Six Months Ended June 30, 2023, Compared to Six Months Ended June 30, 2022

	Six months ended June 30,
	2023	2022	$ Change	% Change
	(In millions)
Revenue	$2,503	$2,534	$(31)	(1)%
Cost of revenue	(1,460)	(1,596)	136	(9)
Selling, general and administrative expenses	(1,099)	(1,138)	39	(3)
Asset impairments	(6,842)	(18)	(6,824)	NM

Operating loss	(6,898)	(218)	(6,680)	NM

Operating margin	NM	(9)%

Revenue

Revenue was relatively unchanged, with relatively flat Merchant Solutions volumes offset by a slight decrease in revenue of the Issuer Solutions business of FIS (the “FIS Retained Issuer Business”). Revenue was negatively impacted by unfavorable foreign currency movements, primarily related to a stronger U.S. dollar versus the British Pound Sterling and Euro as compared to the prior-year period. See “—Segment Results of Operations” below for additional information.

Cost of Revenue

Cost of revenue decreased due to lower intangible asset amortization resulting primarily from foreign currency movements.

Selling, General and Administrative Expenses

Selling, general and administrative expenses decreased primarily due to lower acquisition, integration and other costs, partially offset by higher corporate expenses.

Asset Impairments

For the six months ended June 30, 2023, FIS recorded a $6.8 billion impairment of goodwill related to its Merchant Solutions reporting unit due to its estimated fair value being less than its carrying value. For the six months ended June 30, 2022, the Company also recorded $18.0 million of impairments primarily related to real estate-related assets as a result of office space reductions.

Operating Loss and Operating Margin

The annual change in operating loss resulted from the revenue and cost variances discussed above. The operating margin for the six months ended June 30, 2023, included impairment of goodwill (related to the Merchant Solutions reporting unit of FIS) described above and was partially offset by lower intangible asset amortization compared to the prior-year period.

Total Other Income (Expense), Net

	Six months ended June 30,
	2023	2022	$ Change	% Change
	(In millions)
Total other income (expense), net	$61	$53	$8	15%

Other income (expense), net includes the impact of changes in fair value of certain preferred stock assets and related liabilities owed to owners of Worldpay’s predecessor, foreign currency transaction remeasurement gains and losses in both periods, as well as interest expense on loans payable to affiliates settled in 2022. See note 4 to the historical unaudited condensed combined financial statements.

Provision (Benefit) for Income Taxes

	Six months ended June 30,
	2023	2022	$ Change	% Change
	(In millions)
Provision (benefit) for income taxes	$(22)	$(58)	$36	(62)%

Effective tax rate	0.3%	35.2%

The decrease in the effective tax rate for the six months ended June 30, 2023, was primarily driven by the impairment of goodwill for which there is no tax basis.

Fiscal Year Ended December 31, 2022, Compared to Fiscal Year Ended December 31, 2021

	Year ended December 31,
	2022	2021	$ Change	% Change
	(In millions)
Revenue	$5,009	$4,816	$193	4%
Cost of revenue	(3,082)	(3,188)	106	(3)
Selling, general and administrative expenses	(2,252)	(2,034)	(218)	11
Asset impairments	(17,606)	(13)	(17,593)	NM

Operating loss	(17,931)	(419)	(17,512)	NM

Operating margin	NM	(9)%

Revenue

Revenue increased primarily due to increased Merchant Solutions volumes offset by a decline in revenue of the FIS Retained Issuer Business. Revenue was negatively impacted by unfavorable foreign currency movements, primarily related to a stronger U.S. dollar versus the British Pound Sterling. See “—Segment Results of Operations” below for additional information.

Cost of Revenue

Cost of revenue decreased due to lower intangible asset amortization resulting primarily from foreign currency movements, partially offset by increased costs driven by the increased revenue discussed above and cost inflation.

Selling, General and Administrative Expenses

Selling, general and administrative expenses increased primarily due to higher compensation and acquisition-related expenses.

Asset Impairments

During the fiscal year ended December 31, 2022, FIS recorded a $17.6 billion impairment of goodwill resulting from a decline in the estimated fair value of its Merchant Solutions reporting unit based on slowing growth projections for the business driven by worsening macroeconomic conditions, including rising interest rates, inflation, and slowing growth in the United States and Europe, as well as a sustained decline in FIS’ market capitalization and the effects of changing market dynamics affecting the SMB portfolio, which was migrating from card-present offerings to embedded payments.

Operating Loss and Operating Margin

The annual change in operating loss resulted from the revenue and cost variances discussed above. The operating margin decreased during the fiscal year ended December 31, 2022, primarily due to impairment of goodwill (related to the Merchant Solutions reporting unit of FIS) described above.

Total Other Income (Expense), Net

	Year ended December 31,
	2022	2021	$ Change	% Change
	(In millions)
Total other income (expense), net	$59	$41	$18	44%

Other income (expense), net includes the impact of changes in fair value of certain preferred stock assets and related liabilities owed to owners of Worldpay’s predecessor, foreign currency transaction remeasurement gains and losses in both periods as well as interest expense on loans payable to affiliates settled in 2022. See note 11 to the historical audited combined financial statements.

Provision (Benefit) for Income Taxes

	Year ended December 31,
	2022	2021	$ Change	% Change
	(In millions)
Provision (benefit) for income taxes	$(78)	$90	$(168)	(187)%

Effective tax rate	0.4%	(23.8)%

The effective tax rate for 2022 includes the impact of the entire tax effect of the goodwill impairment charge included in pre-tax loss due to the book basis in excess of tax basis of the goodwill impaired. The effective tax rate for 2021 includes the one-time net remeasurement of certain deferred tax liabilities due to the increase in the U.K. corporate statutory tax rate from 19% to 25% effective April 1, 2023, enacted on June 10, 2021.

Fiscal Year Ended December 31, 2021, Compared to Fiscal Year Ended December 31, 2020

	Year ended December 31,
	2021	2020	$ Change	% Change
	(In millions)
Revenue	$4,816	$4,156	$660	16%
Cost of revenue	(3,188)	(3,031)	(157)	5
Selling, general and administrative expenses	(2,034)	(1,991)	(43)	2
Asset impairments	(13)	(29)	16	(55)

Operating loss	(419)	(895)	476	(53)

Operating margin	(9)%	(22)%

Revenue

Revenue increased primarily due to the continued global economic recovery from the COVID-19 pandemic leading to increased Merchant Solutions volumes offset by a decline in revenue of the FIS Retained Issuer Business. Revenue also benefited from a favorable foreign currency impact, which was primarily related to a weaker U.S. dollar versus the British Pound Sterling. See “—Segment Results of Operations” below for additional information.

Cost of Revenue

Cost of revenue increased primarily due to the revenue variances discussed above and benefited from a positive shift in revenue mix.

Selling, General and Administrative Expenses

Selling, general and administrative expenses increased primarily due to higher compensation expense, including incentive compensation. These increases were partially offset by lower discretionary spending during the COVID-19 pandemic.

Asset Impairments

During the fiscal year ended December 31, 2021, we recorded $8 million of asset impairments on certain software driven by our platform modernization. During the fiscal years ended December 31, 2021 and 2020, we recorded asset impairments totaling $5 million and $29 million, respectively, on certain long-lived assets related to reducing office space.

Operating Loss and Operating Margin

The annual change in operating loss resulted from the revenue and cost variances discussed above. The operating margin during the fiscal year ended December 31, 2021 increased primarily due to a positive shift in revenue mix and continued expense management, partially offset by asset impairments, accelerated amortization expense, and higher compensation expense discussed above as compared to prior year.

Total Other Income (Expense), Net

	Year ended December 31,
	2021	2020	$ Change	% Change
	(In millions)
Total other income (expense), net	$41	$40	$1	3%

Other income (expense), net includes the impact of changes in fair value of certain preferred stock assets and related liabilities owed to owners of Worldpay’s predecessor, foreign currency transaction remeasurement gains and losses in both periods, as well as interest expense on loans payable to affiliates. See note 11 to the historical audited combined financial statements.

Provision (Benefit) for Income Taxes

	Year ended December 31,
	2021	2020	$ Change	% Change
	(In millions)
Provision (benefit) for income taxes	$90	$(158)	$248	(157)%

Effective tax rate	(23.8%)	18.5%

The effective tax rate for 2021 includes the one-time net remeasurement of certain deferred tax liabilities due to the increase in the U.K. corporate statutory tax rate from 19% to 25% effective April 1, 2023, enacted on June 10, 2021. The effective tax rate for the 2020 period includes the one-time net remeasurement of certain deferred tax liabilities due to the increase in the U.K. corporate statutory tax rate from 17% to 19% enacted on July 22, 2020.

Segment Results of Operations

We report our financial performance based on the following segments: Merchant Solutions and Corporate and Other.

“Adjusted EBITDA” is defined as net earnings (loss) before net interest expense, net other income (expense), income tax provision (benefit), and depreciation and amortization, and excludes certain costs and other transactions that management deems non-operational in nature or that otherwise improve the comparability of operating results across reporting periods by their exclusion. Adjusted EBITDA is presented in conformity with FASB ASC Topic 280, Segment Reporting. The items affecting the profit measure generally include purchase price amortization of acquired intangible assets, as well as acquisition, integration and certain other costs and asset impairments. These costs and adjustments are recorded in the Corporate and Other segment for the periods discussed below. Adjusted EBITDA excludes the foregoing costs and adjustments. Financial information, including details of Adjusted EBITDA, for each of our segments is set forth in note 7 to the historical unaudited condensed combined financial statements.

Six Months Ended June 30, 2023, Compared to Six Months Ended June 30, 2022

Merchant Solutions

	Six months ended June 30,		$ Change	% Change
	2023	2022	2023 vs 2022	2023 vs 2022
	(In millions)
Revenue	$2,416	$2,414	$2	0%

Adjusted EBITDA	$1,114	$1,136	(22)	(2)

Adjusted EBITDA margin	46.1%	47.0%

Adjusted EBITDA margin basis points change	(90)

Revenue in our Merchant Solutions segment was flat for the six months ended June 30, 2023 compared to the prior period. Higher revenue from our global eCommerce business, including revenue related to our Payrix business, contributed 4% to revenue growth. Enterprise volumes contributed (2%) to revenue growth due to the impact of U.K. macroeconomic pressures and the decline of low-margin tax processing volumes. In the United States, SMB volumes contributed (1%) to revenue growth. Total revenue was impacted by unfavorable foreign currency movements, which contributed (1%) to revenue growth due to a stronger U.S. dollar versus the British Pound Sterling as compared to the prior-year period.

Adjusted EBITDA and Adjusted EBITDA margin declined during the six months ended June 30, 2023 compared to the prior period due to the shift in revenue mix.

Fiscal Year Ended December 31, 2022, Compared to Fiscal Year Ended December 31, 2021

Merchant Solutions

	Year ended December 31,		$ Change	% Change
	2022	2021	2022 vs 2021	2022 vs 2021
	(In millions)
Revenue	$4,773	$4,496	$277	6%

Adjusted EBITDA	$2,258	$2,262	(4)	—

Adjusted EBITDA margin	47.3%	50.3%

Adjusted EBITDA margin basis points change	(300)

Revenue increased primarily due to the ongoing global economic recovery from the COVID-19 pandemic. Global eCommerce volumes, including those related to our Payrix acquisition, contributed 6% to revenue growth, Enterprise volumes contributed 2% to revenue growth and SMB volumes contributed 1% to revenue growth. Revenue was negatively impacted by unfavorable foreign currency movements, which contributed (3%) to revenue growth primarily related to a stronger U.S. dollar versus the British Pound Sterling.

Adjusted EBITDA and Adjusted EBITDA margin decreased as the revenue impacts discussed above were offset by accelerated investment in e-commerce and SMB (and particularly, our Worldpay for Platforms initiative) sales channels to capitalize on developing secular growth trends, together with lower-margin revenue mix and cost inflation.

Fiscal Year Ended December 31, 2021, Compared to Fiscal Year Ended December 31, 2020

Merchant Solutions

	Year ended December 31,		$ Change	% Change
	2021	2020	2021 vs 2020	2021 vs 2020
	(In millions)
Revenue	$4,496	$3,767	$729	19%

Adjusted EBITDA	$2,262	$1,752	510	29

Adjusted EBITDA margin	50.3%	46.5%

Adjusted EBITDA margin basis points change	380

Revenue increased primarily due to easing lockdown restrictions and the continued global economic recovery from the COVID-19 pandemic. Global eCommerce volumes contributed 5% to revenue growth, Enterprise volumes contributed 6% to growth and SMB volumes contributed 6% to revenue growth. Revenue also benefited from a favorable foreign currency impact contributing 2% to revenue growth and was primarily related to a weaker U.S. dollar versus the British Pound Sterling.

Adjusted EBITDA increased primarily due to the revenue impacts discussed above. Adjusted EBITDA margin increased primarily due to revenue growth, higher-margin revenue mix and continued expense management.

Six Months Ended June 30, 2023, Compared to Six Months Ended June 30, 2022

Corporate and Other

	Six months ended June 30,		$ Change	% Change
	2023	2022	2023 vs 2022	2023 vs 2022
	(In millions)
Revenue	$87	$120	$(33)	(28)%

Adjusted EBITDA	$(86)	$(20)	(66)	330

The Corporate and Other segment results consist of selling, general and administrative expenses and depreciation and intangible asset amortization not otherwise allocated to the Merchant Solutions segment. The Corporate and Other segment also includes the FIS Retained Issuer Business, which is included within the legal entities presented in the historical unaudited condensed combined financial statements, but will be a business of FIS, and not of Worldpay, following completion of the Transactions.

Revenue during the six months ended June 30, 2023 and 2022 was primarily related to the FIS Retained Issuer Business, as well as related party revenue with FIS affiliates. Revenue decreased within the legal entities presented in the historical unaudited condensed combined financial statements, reflecting the migration of certain contracts for the FIS Retained Issuer Business from the Worldpay Business and on to FIS banking platforms.

Adjusted EBITDA decreased to the migration of certain contracts and an overall increase in operating expenses as compared to the prior year period.

Fiscal Year Ended December 31, 2022, Compared to Fiscal Year Ended December 31, 2021

Corporate and Other

	Year ended December 31,		$ Change	% Change
	2022	2021	2022 vs 2021	2022 vs 2021
	(In millions)
Revenue	$236	$320	$(84)	(26)%

Adjusted EBITDA	$(38)	$167	(205)	(123)

Revenue during the fiscal years ended December 31, 2022 and 2021 was primarily related to the FIS Retained Issuer Business, as well as related party revenue with FIS affiliates. Revenue decreased within the legal entities presented in the audited combined financial statements, reflecting the migration of certain contracts for the FIS Retained Issuer Business from the Worldpay Business and on to FIS banking platforms.

Adjusted EBITDA decreased as a result of the revenue impacts discussed above, and higher corporate costs were more than offset by foreign currency movements impacting corporate and infrastructure expenses related to a stronger U.S. dollar versus the British Pound Sterling.

Fiscal Year Ended December 31, 2021, Compared to Fiscal Year Ended December 31, 2020

Corporate and Other

	Year ended December 31,		$ Change	% Change
	2021	2020	2021 vs 2020	2021 vs 2020
	(In millions)
Revenue	$320	$389	$(69)	(18)%

Adjusted EBITDA	$167	$170	(3)	(2)

Revenue during the fiscal years ended December 31, 2021 and 2020, was primarily related to the FIS Retained Issuer Business, as well as related party revenue with FIS affiliates. Revenue decreased within the legal entities presented in the audited combined financial statements given certain contracts for the FIS Retained Issuer Business were migrated from the Worldpay Business and on to FIS banking platforms.

Adjusted EBITDA decreased primarily due to the revenue impact discussed above, as well as higher compensation expense compared to prior year partially offset by continued expense management.

Liquidity and Capital Resources

Historic Liquidity and Capital Resources

Worldpay has historically participated in FIS’ centralized approach to cash management and the financing of its operations. Cash generated by Worldpay was routinely transferred into accounts managed by FIS’ centralized treasury function and cash disbursements for Worldpay’s operations were funded as needed by FIS.

FIS’ third-party debt and related interest expense have not been attributed to Worldpay because Worldpay is not the legal obligor of the debt and the borrowings are not specifically identifiable to Worldpay.

Post Transactions Liquidity and Capital Resources

Subsequent to the Transactions, we will no longer participate in cash management and funding arrangements with FIS. Our ability to fund our operations and capital needs will depend upon our ability to generate ongoing cash from operations and to access the capital markets. Our principal uses of cash in the future will be primarily to fund our operations, working capital needs, capital expenditures, repayment of borrowings, and strategic business development transactions.

We expect to incur indebtedness in connection with the Transactions, a portion of the proceeds of which will be paid to FIS as a distribution. We believe that our financing arrangements, future cash from operations and access to capital markets will provide adequate resources to fund our future cash flow needs for the next 12 months. The amount of any such indebtedness will depend upon our historical and anticipated business, financial performance and liquidity, as well as market conditions, credit ratings and other factors, some of which are outside of our control.

Cash Flows from Operations

Six Months Ended June 30, 2023, Compared to Six Months Ended June 30, 2022

Cash flows from operations were $1,039 million and $658 million for the six months ended June 30, 2023 and 2022, respectively. Our net cash provided by operating activities consists primarily of net earnings, adjusted to add back depreciation and amortization and other non-cash items including asset impairments. Cash flows from operations increased $381 million during the six months ended June 30, 2023 compared to the six months ended June 30, 2022. The increase in cash flows from operations was primarily due to an increase in net earnings (after adjusting net loss to add back depreciation and amortization and other non-cash items including asset impairments), partially offset by working capital.

Fiscal Year Ended December 31, 2022, Compared to Fiscal Year Ended December 31, 2021, and Fiscal Year Ended December 31, 2021, Compared to Fiscal Year Ended December 31, 2020

Cash flows from operations were $1,370 million, $1,561 million and $1,779 million for the fiscal years ended December 31, 2022, 2021 and 2020, respectively. Our net cash provided by operating activities consists primarily of net earnings, adjusted to add back depreciation and amortization and other non-cash items including asset impairments. Cash flows from operations decreased $191 million during the fiscal year ended December 31, 2022 compared to the prior year period and decreased $218 million during the fiscal year ended December 31, 2021 compared to the prior year period. The decreases in cash flows from operations were primarily due to a decrease in net earnings (after adjusting net loss to add back depreciation and amortization and other non-cash items including asset impairments), partially offset by working capital.

Cash Flows from Investing Activities

Six Months Ended June 30, 2023, Compared to Six Months Ended June 30, 2022

Our principal capital expenditures are for software (purchased and internally developed) and additions to property and equipment. We expect to continue investing in property and equipment, purchased software and internally developed software to support our business.

During the six-month periods ended June 30, 2023 and 2022, we used approximately $166 million and $184 million, respectively, of net cash reflected as investing activities due to capital expenditures.

Fiscal Year Ended December 31, 2022, Compared to Fiscal Year Ended December 31, 2021, and Fiscal Year Ended December 31, 2021, Compared to Fiscal Year Ended December 31, 2020

Our principal capital expenditures are for software (purchased and internally developed) and additions to property and equipment. We invested approximately $372 million, $314 million and $318 million in capital expenditures during the fiscal years ended December 31, 2022, 2021 and 2020, respectively. We expect to continue investing in property and equipment, purchased software and internally developed software to support our business.

During the fiscal year ended December 31, 2022, we used approximately $103 million of net cash reflected as investing activities due to capital expenditures and partially offset by proceeds from the sale of Visa preferred stock. See note 11 to the historical audited combined financial statements. During the fiscal year ended December 31, 2021, we used approximately $1,061 million, of which $767 million (net of cash acquired) was used for the acquisition of Payrix and the remaining was primarily due to capital expenditures. See note 4 to the historical audited combined financial statements. During the fiscal year ended December 31, 2020, we received $233 million of net cash primarily as proceeds from the sale of Visa preferred stock offset by capital expenditures.

Cash Flows from Financing Activities

Six Months Ended June 30, 2023, Compared to Six Months Ended June 30, 2022

Cash provided by (used in) financing activities was $(1,589) million and $93 million for the six months ended June 30, 2023 and 2022, respectively, reflecting significant transactions with FIS (see note 6 to our historical unaudited condensed combined financial statements). In addition, there were fluctuations in settlement activity, contingent value rights and the Tax Receivable Agreement, creating cash outflows. For the arrangement with Visa Europe, see note 4 of the historical unaudited condensed combined financial statements.

Fiscal Year Ended December 31, 2022, Compared to Fiscal Year Ended December 31, 2021, and Fiscal Year Ended December 31, 2021, Compared to Fiscal Year Ended December 31, 2020

Cash provided by (used in) financing activities was $114 million for the fiscal year ended December 31, 2022, $(277) million for the fiscal year ended December 31, 2021, and $(859) million for the fiscal year ended December 31, 2020, reflecting significant transactions with FIS (see note 15 to our historical audited combined financial statements). In addition, there were fluctuations in settlement activity creating significant cash inflows, offset by outflows from payments on loans payable to affiliates, contingent value rights, and the Tax Receivable Agreement. For more details on the loans payable with affiliates, see note 15, and for the arrangement with Visa Europe, see note 11, of the historical audited combined financial statements.

Contractual Obligations

For details regarding our obligations under the Tax Receivable Agreement, refer to note 5 of the historical unaudited condensed combined financial statements and note 13 of the historical audited combined financial statements. Other contractual obligations include purchase commitments and lease arrangements which were not material for the periods presented in the financial statements.

Recent Accounting Pronouncements

No new accounting pronouncement adopted, issued or effective during the periods described above has or is expected to have a material impact on the historical unaudited condensed combined financial statements or disclosures, or the historical audited combined financial statements or disclosures.